AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“COMMISSION”). INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED DECEMBER 26, 2019

Smilelove Corp.

7440 Creek Road, Suite 401

Sandy, UT 84093

(801) 577-5580

www.smilelove.com

UP TO 18,499,227 SHARES OF SERIES A PREFERRED STOCK

UP TO 18,499,227 SHARES OF COMMON STOCK INTO WHICH THE SERIES A PREFERRED STOCK MAY CONVERT*

* The Series A Preferred Stock is convertible into Common Stock either at the discretion of the investor or automatically upon the occurrence of certain events, like effectiveness of registration of the Common Stock in an initial public offering. The total number of shares of the Common Stock into which the Series A Preferred Stock may be converted will be determined by dividing the original issue price per share by the conversion price per share. See “Description of Capital Stock” at page 31 for additional details.

The total shares to be qualified include 3,936,120 shares to be issued for conversion of outstanding Crowd Notes of the company, and 14,563,107 to be issued to new investors. We are offering a minimum of 1,942,747 shares of Series A Preferred Stock and a maximum of 14,563,107 shares of Series A Preferred Stock on a “best efforts” basis.

	Price to Public	Underwriting Discount and Commissions**	Proceeds to Issuer
Per Share of Series A Preferred Stock	$1.03	$0.07	$0.96
Total Minimum	$2,000,000	$150,000	$1,850,000
Total Maximum	$15,000,000	$1,125,000	$13,725,000

** The company has engaged SI Securities, LLC to serve as its sole and exclusive placement agent to assist in the placement of its securities. The company will pay SI Securities, LLC in accordance with the terms of the Issuer Agreement between the company and SI Securities, LLC, a copy of which is filed as an exhibit to the Offering Statement of which this Offering Circular is a part. If the placement agent identifies all the investors and the maximum amount of securities is sold, the maximum amount the company would pay SI Securities, LLC is $1,125,000. This does not include transaction fees paid directly to SI Securities, LLC by investors. See “Plan of Distribution and Selling Securityholders” for details of compensation and transaction fees to be paid to the placement agent on page 15.

The company expects that the amount of expenses of the offering that it will pay will be approximately $100,000, not including commissions or state filing fees.

The company has engaged Bryn Mawr Trust Company of Delaware as an escrow agent (the “Escrow Agent”) to hold funds tendered by investors, and assuming we sell a minimum of $2,000,000 in securities, may hold a series of closings at which we receive the funds from the escrow agent and issue the securities to investors.

The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the United States Securities and Exchange Commission (the “Commission”), or (3) the date at which the offering is earlier terminated by the company in its sole discretion. In the event we have not sold the minimum amount of securities by __________, 2020, or sooner terminated by the company, any money tendered by potential investors will be promptly returned by the Escrow Agent. The company may undertake one or more closings on a rolling basis once the minimum offering amount is sold. After each closing, funds tendered by investors will be available to the company.

Each holder of Preferred Stock is entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible on all matters submitted to a vote of the stockholders. Holders of Preferred Stock will vote together with the holders of Common Stock as a single class on as-converted basis on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of Smilelove Corp. Holders of the Preferred Stock will continue to hold a majority of the voting power of all of the company’s equity stock at the conclusion of this Offering and therefore control the board.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 9.

Sales of these securities will commence on approximately __, 2020.

The company is following the “Offering Circular” format of disclosure under Regulation A.

If we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company.”

In this Offering Circular, the terms “Smilelove,” “we,” “us” or “the company” refers to Smilelove Corp. and its consolidated subsidiaries.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Implications of Being an Emerging Growth Company

As an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant if and when we become subject to the ongoing reporting requirements of the Exchange Act of 1934, as amended. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

SUMMARY

Overview

Smilelove is bringing the benefits of straight teeth and a confident smile by offering clear teeth aligners directly to consumers. The company is creating a cost-effective process for straightening customers’ teeth through the use of clear aligners sent through the mail. The company has developed a cheaper way for customers to straighten their teeth without visiting a dentist.

How our Products and Services Work

Smilelove takes the teeth impressions, photos and medical history provided by the customer, obtains case approval from a licensed dentist, and creates a digital preview of what the customer's straight teeth will look like at the end of treatment.

The company then sends the preview to the customer and after receiving customer approval produces and sends the aligners to the customer in the mail. The cost of our entire process and aligners to the customer is $1,895 (discounts run frequently and range from $50-$400 off).

The Company

The company organized in the State of Utah on May 10, 2017 and launched its business in August 2017. Since then, we have served over 11,000 customers. The company reorganized as a corporation in the State of Delaware on December 11, 2019. We are headquartered and operate primarily in Sandy, Utah.

The Opportunity

According to the American Association of Orthodontists, of the roughly 100 million people in the United States who are dissatisfied with their smile and only 4 million people are undergoing orthodontic treatment. 25% are adults and 70-80% of cases are treatable with aligners (Class 1 cases). The size of this addressable market increases with decreases in price and increase in accessibility.

Nationally the average cost for a service like ours is $5,000 or higher. We offer the same results, with the same dental expertise for just $1,895.

Our Strategy

Technological advancements allow us to provide superior orthodontic treatment and an enhanced cosmetic experience. Limited overhead and overseas manufacturing reduces our costs significantly, allowing Smilelove to pass savings to consumers who would find traditional orthodontic treatments out of reach. Each treatment is approved by a licensed dentist. Satisfied customers like their new look and are inclined to sign up for ongoing Smilelove services including monthly teeth whitening treatments and annual retainers.

Our business model is simple. We charge $1,895 to straighten teeth. It costs us about $450 to acquire a customer through our current marketing channels, and the cost of the aligners averages $550. This leaves a margin of approximately $895 per case - a 69% gross margin.

The Offering

We are offering a maximum of 14,563,107 shares of Series A Preferred Stock convertible into shares of Common Stock. We do not have any Series A Preferred Stock outstanding. As part of this offering, we anticipate issuing 3,936,120 shares of the Series A Preferred Stock in exchange for the conversion of outstanding Crowd Notes of the company. In addition, 36,146,168 shares of Common Stock are outstanding prior to this offering. The net proceeds of the offering will be used to increase our increase our customer base and for new product development.

Summary of Financial Information

●	Year end 2018 sales revenues of $1,149,221 compared to $112,277 at year end 2017.
●	2018 gross profit of $524,809 offset by expenses of $1,106,232.

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

●	The company has a very limited history.
●	Company’s valuation and forecasts for projected growth are aggressive and may overstate its viability.
●	The company’s cash position is relatively weak and it has operated at a loss since inception.
●	The company operates in a business that is highly regulated.
●	We operate in a highly competitive industry and some of our competitors have more resources than us.
●	The company may not be able to limit competition from its founders.
●	The company depends on a small management team.
●	The company is controlled by its officers and directors.
●	The company’s founders may increase their compensation after the offering, which may negatively affect the rate of growth of the company’s business.
●	Our auditor has included a “going concern” note in our financial statements.
●	The company’s expenses will significantly increase and we may not sell enough securities to raise sufficient funds to fulfill all of our plans.
●	Future fundraising may affect the rights of investors.
●	Our future success depends on our ability to maintain and continuously improve our quality management program.
●	We depend on profitable royalty-bearing licenses of our technology for our revenues.
●	We may not be successful in obtaining patents or protecting our trademark.
●	The company depends on one primary product.
●	The company currently utilizes a single third-party manufacturer.
●	This investment is illiquid.
●	Investors in this offering will receive our Series A Preferred Stock, which has limited voting rights compared to our Common Stock.
●	Investors in this offering may not be entitled to a jury trial under certain circumstances.
●	You will be required to keep records of your investment for tax purposes.

RISK FACTORS

The Commission requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-attacks and the ability to prevent those attacks). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to Our Company

The company has a very limited history. Smilelove was organized in May 2017. We are an early-stage company that is still ramping up its operations and sales. There is very little history upon which an evaluation of the company’s past performance and future prospects in the direct-to-consumer orthodontic treatment industry can be made. Unlike an investment in a mature business where there is a track record of revenue and income, investment in a start-up company like ours is very risky, highly speculative, and should not be made by anyone who cannot afford to lose their entire investment. Statistically, most start-up companies fail.

Company’s valuation and forecasts for projected growth are aggressive and may overstate its viability. The company based its valuation and project growth largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private start-up companies like ours is difficult to assess. Our expectations and projections may prove to be incorrect or inaccurate and you may risk overpaying for your investment.

The company’s cash position is relatively weak and it has operated at a loss since inception. The company has $1,432,533 in cash balances as of June 30, 2019. The company has operated at a loss since inception, and these losses are likely to continue. The company’s net losses for 2018 and 2017 were $588,729 and $64,492, respectively. The company has incurred GAAP losses from inception of approximately $3,566,000. Under GAAP the company can not recognize full revenue until all the aligners are received by the customer. As of June 30, 2019, the company’s deferred revenue balance was 3,874,303. The deferred revenue accounts the delta between GAAP losses and capital needs. Until the company achieves profitability, it will have to seek other sources of capital in order to continue operations.

The company operates in a business that is highly regulated. Orthodontic products and services like those provided by the company are regulated by the Department of Health and Human Services at the federal level and by state governments as well. The company’s ability to provide its products and services is, and will continue to be, affected by government regulations. The implementation of unfavorable regulations or unfavorable interpretations of existing regulations by courts or regulatory bodies could require the company to incur significant compliance costs, cause the development of the affected markets to become impractical, and otherwise have a material adverse effect on the business, results of operations and financial condition of the company. In addition, the company’s business strategy involves expansion into regions around the world, many of which have different legislation, regulatory environments, tax laws and levels of political stability. Compliance with foreign legal, regulatory or tax requirements will place demands on the management’s time and company’s resources.

We operate in a highly competitive industry and some of our competitors have more resources than us. New entrants to the market, existing competitor actions, or other changes in market dynamics could adversely impact us. The level of competition in the direct-to-consumer orthodontic solutions industry is high. We also compete with established providers which deliver products and services through established relationships with orthodontists. Disruptive innovation by existing or new competitors could alter the competitive landscape in the future and require us to make timely and effective changes to our strategies and business model to compete effectively. As competition increases, a significant increase in general pricing pressures could occur, which could require us to re-evaluate our pricing structures to remain competitive.

The company may not be able to limit competition from David Frazier or Spencer Grider, the founders. The company does not have employment agreements with these founders that specifically address ownership of any intellectual property created or developed by these employees in the course of their employment. Lack of such agreements may leave the company unprotected should these employees decide to leave and/or try to compete with the company’s business. There is no guarantee that an employment agreement will be entered into.

The company depends on a small management team. The company depends on the skill and experience of David Frazier or Spencer Grider, the founders. The company has recently expanded its team and, in management’s belief, has brought on talented subordinate employees. However, if the company is not able to call upon the founders for any reason, its operations and development could be harmed. The company’s management has no prior experience as a Regulation A qualified company and may need to develop new processes and devote additional time towards compliance with corporate governance obligations and the Commission’s ongoing reporting requirements, which may detract from the management’s main business focus.

The company is controlled by its officers and directors. The company’s officers and directors currently hold nearly all of the company’s voting stock, and at the conclusion of this offering will continue to hold a majority of the company’s common stock. Investors in this offering will not have the ability to control a vote by the shareholders or the board of directors.

The company’s founders may increase their compensation after the offering, which may negatively affect the rate of growth of the company’s business. The company has not yet decided whether to increase management salaries, but it may be something the company does prior to profitability. High executive compensation results in a higher overall salary burn, which in turn shortens the runway for achieving desired traction and company milestones. High executive compensation can leave a negative impression with new or potential investors who may believe that conservatively compensated founders are more focused on driving towards the long-term success of the business. It may, therefore, negatively impact the ability of the company to raise funds or achieve its goals.

Our auditor has included a “going concern” note in our financial statements. We may not have enough funds to sustain the business until it becomes profitable. Even if we raise funds through this offering, we may not accurately anticipate how quickly we may use the funds and if these funds will be sufficient to bring the business to profitability.

The company’s expenses will significantly increase and we may not sell enough securities to raise sufficient funds to fulfill all of our plans. Although we estimate that the company has enough runway until the end of 2020, we will need additional funds to promote revenue growth, expand payroll, further develop and increase research and development, and fund other company operations after this offering. Even if the company sells all the securities it is offering now, it will likely need to raise more funds in the future, and may fail if it is unable to do so.

Future fundraising may affect the rights of investors. In order to expand, the company is likely to raise funds again in the future, either by offerings of securities or through borrowing from banks or other sources. These fundraising activities may dilute the value of your investment and give other investors or creditors greater rights over the financial resources of the company.

Our future success depends on our ability to maintain and continuously improve our quality management program. An inability to address a quality or safety issue in an effective and timely manner may cause negative publicity, a loss of customer confidence in us or our current or future products, which may result in the loss of sales and difficulty in successfully launching new products. In addition, a successful claim brought against us that is in excess of available insurance or that is not covered by indemnification agreements, or any claim that results in significant adverse publicity against us, could have an adverse effect on our business and our reputation.

We depend on profitable royalty-bearing licenses of our technology for our revenues. If we are unable to maintain and generate such license agreements, we may not have the resources to identify new technology-based opportunities for future patents and inventions, and may not be able to sustain existing levels of revenue or increase our revenue. Our current or future license agreements may not provide the revenue needed to sustain our business. In some cases, other technology sources may compete against us as they seek to license and commercialize technologies. These and other strategies may reduce the number of technology sources and potential clients to whom we can market our services. Our inability to maintain current relationships and sources of technology or to secure new licensees, may have a material adverse effect on our business and results of operations.

We may not be successful in obtaining patents or protecting our trademark. We are not currently protected from our competitors by patents. Moreover, any patents issued to us may be challenged, invalidated, found unenforceable or circumvented in the future. Any intellectual property enforcement efforts the company seeks to undertake, including litigation, could be time-consuming and expensive and could divert management’s attention from business operations.

The company depends on one primary product. The company’s primary product is the direct-to-consumer clear aligner. Although it is developing other products, the company’s survival in the near term depends upon being able to sell these aligners to a sufficient number of customers to make a profit. The company’s current customer base is still small and the company will only succeed if it can attract more customers for its primary product.

The company currently utilizes a single third-party manufacturer. We rely on third-party manufacturers for design, molding, and manufacturing of our primary product. We are often approached by other manufacturers with whom we may establish manufacturing relationships in the future. We have entered into an arrangement with a second manufacturer to serve as our backup manufacturer and are in discussions with other manufacturers who would be able to make our product as well. The management believes it could easily transfer our manufacturing to another manufacturer. However, the unanticipated loss of the company’s current manufacturer could have an adverse effect on the company’s operations and ability to deliver our products to customers.

Risks Related to the Securities in this Offering

This investment is illiquid. There is no currently established market for reselling these securities. If you decide that you want to resell these securities in the future, you may not be able to find a buyer. Although the company intends to apply in the future for quotation of its Common Stock on an over-the-counter market, or similar, exchange, there are a number of requirements that the company may or may not be able to satisfy in a timely manner. Even if we obtain that quotation, we do not know the extent to which investor interest will lead to the development and maintenance of a liquid trading market. You should assume that you may not be able to liquidate your investment for some time, or be able to pledge these shares as collateral.

Investors in this offering will receive our Series A Preferred Stock, which has limited voting rights compared to our Common Stock. Investors in this offering who purchase our Series A Preferred Stock will have limited voting rights compared to those of the holders of our Common Stock. Our Certificate of Incorporation states that the holders of our Common Stock are entitled to elect two (2) directors of the corporation to our Board of Directors alone as a class. Our Preferred Stockholders, therefore, will have no choice as to the election of two members of the Board of Directors of the company. The Preferred Stockholders also do not have the right to vote for any directors of the corporation as a standalone class, which is a right granted to our Common Stockholders. The holders of our Preferred Stock are entitled to vote together with the holders of the Common Stock for the election of one (1) independent director, and may vote together with the holders of the Common Stock on any additional directors to be elected to our Board of Directors after the initial (3) directors are elected. Therefore, investors in this offering will very likely not be able to exert the same amount of control over the management of the company as the holders of the Common Stock. See “Securities Being Offered” for more information on the voting rights of our Series A Preferred Stock.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement or the investors’ rights agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under these agreements. Investors in this offering will be bound by the subscription agreement and investors’ rights agreement, both of which include a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of, or relating to, these agreements. By signing these agreements, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which governs the subscription agreement and investors’ rights agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement and investors’ rights agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement and investors’ rights agreement.

If you bring a claim against the company in connection with matters arising under either the investors’ rights agreement or the subscription agreement, including claims under federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under the either of these agreements, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the subscription agreement or investors’ rights agreement with a jury trial. No condition, stipulation or provision of the subscription agreement or investors’ rights agreement serves as a waiver by any holder of common shares or by us of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to the shares or to the transferor with regard to ownership of the shares, that were in effect immediately prior to the transfer of the Shares, including but not limited to the investors’ rights agreement or subscription agreement.

You will be required to keep records of your investment for tax purposes. As with all investments in securities, if you sell the securities you acquire in this offering, you will likely need to pay tax on the long- or short-term capital gains that you realize if you make a profit, and record any loss to apply it to other taxable income. If you do not have a regular brokerage account, or your regular broker will not hold the securities for you (many brokers refuse to hold Regulation A securities for their customers) no one will keep records for you for tax purposes and you will have to keep your own records, and calculate the gain on any sales of the securities you sell. If you fail to keep accurate records or accurately calculate any gain on any sales of the securities, you may be subject to tax audits and penalties.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table demonstrates the price that new investors are paying for their shares with the effective cash price paid by existing shareholders. Investors in this offering will pay $1.03 per share. This method gives investors a better picture of what they will pay for their investment compared to the company’s insiders than just including such transactions for the last 12 months, which is what the Commission requires.

	Date Issued	Issued Shares		Potential Shares	Total Issued and Potential Shares		Effective Cash Price per Share at Issuance or Potential Conversion
Common Stock	2017-2018	36,146,168	(1)		36,146,168		$0.00

Crowd Notes Outstanding
2018 Crowd Notes	2018	-		3,936,120	3,936,120	(2)	$0.20

Total Common Share Equivalents		36,146,168		3,936,120	40,082,288		$0.02
Investors in this offering, assuming $15 million raised		14,563,107		-	14,563,107		$1.03

Total after inclusion of this offering		50,709,275		3,936,120	54,645,395		$0.29

(1) Includes all shares issued as a result of the conversion of membership interests in the predecessor LLC.

(2) Includes conversion of all Crowd Notes to shares in this offering pursuant to conversion terms.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2017 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

●	In June 2018 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

We are offering a maximum of 14,563,107 shares of Series A Preferred Stock on a “best efforts” basis, with another 3,936,120 being issued in exchange for conversion of outstanding Crowd Notes.

The cash price per share of Series A Preferred Stock is set at $1.03.

The company has engaged SI Securities, LLC as its sole and exclusive placement agent to assist in the placement of its securities. SI Securities, LLC is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities.

Commissions and Discounts

The following table shows the total discounts and commissions payable to the placement agents in connection with this offering assuming maximum raise:

	Per Share
Public offering price	$1.03
Placement Agent commissions	$1,125,000	(1)
Proceeds, before expenses, to us	$13,725,000

(1) SI Securities, LLC will receive commissions of 7.50% of the offering proceeds.

Other Terms

Except as set forth above, the company is not under any contractual obligation to engage SI Securities, LLC to provide any services to the company after this offering, and has no present intent to do so. However, SI Securities, LLC may, among other things, introduce the company to potential target businesses or assist the company in raising additional capital, as needs may arise in the future. If SI Securities, LLC provides services to the company after this offering, the company may pay SI Securities, LLC fair and reasonable fees that would be determined at that time in an arm’s length negotiation.

SI Securities, LLC intends to use an online platform provided by SeedInvest Technology, LLC, an affiliate of SI Securities, LLC, at the domain name www.seedinvest.com (the “Online Platform”) to provide technology tools to allow for the sales of securities in this offering. SI Securities, LLC will charge you a non-refundable transaction fee equal to 2% of the amount you invest (up to $300) at the time you subscribe for our securities. This fee will be refunded in the event the company does not reach its minimum fundraising goal. In addition, SI Securities, LLC may engage selling agents in connection with the offering to assist with the placement of securities.

Selling Securityholders

No securities are being sold for the account of securityholders; all net proceeds of this offering will go to the company.

Investors’ Tender of Funds

After the Offering Statement has been qualified by the Commission, the company will accept tenders of funds to purchase the shares of Series A Preferred Stock. The company may close on investments on a “rolling” basis (so not all investors will receive their securities on the same date), provided that the minimum offering amount for this offering has been met.

Investors may subscribe by tendering funds via wire or ACH only (checks will not be accepted) to the escrow account to be setup by the Escrow Agent. Tendered funds will remain in escrow until both the minimum offering amount has been reached and a closing has occurred. However, in the event the company has not sold the minimum amount of shares by _________, 2020, or sooner terminated the offering, any money tendered by potential investors will be promptly returned by the Escrow Agent. Upon closing, funds tendered by investors will be made available to the company for its use.

In order to invest, investors will be required to subscribe to the offering via the Online Platform and agree to the terms of the offering, subscription agreement, and investors’ rights agreement, any other relevant exhibit attached thereto.

If it takes longer for the company to raise funds in this offering than anticipated, the company will rely on income from sales, funds raised in any offerings from accredited investors.

Provisions of Note in Our Subscription Agreement and Investors’ Rights Agreement

Our subscription agreement and investors’ rights agreement include forum selection provisions that require any claims against the company based on the subscription agreement and/or investors’ rights agreement not arising under the federal securities laws to be brought in a court of competent jurisdiction in the State of Utah. These forum selection provisions may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted these provisions to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the company.

Jury Trial Waiver

The subscription agreement and investors’ rights agreement provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement. By signing the subscription agreement and investors’ rights agreement, the investor warrants that the investor has reviewed this waiver with the investor’s legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor’s legal counsel. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law.

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USE OF PROCEEDS TO ISSUER

The net proceeds of a fully subscribed $15 million offering after deducting offering expenses and commissions will be approximately $13.7 million, allocated as follows:

●	Approximately $8 million for expansion of our customer base through sales and marketing:
o	$5.5 million to expand our retail base.
o	$1.5 million towards television marketing costs.
o	$0.5 million for expansion of product into the United Kingdom.
o	$0.5 million for expansion of product into Australia.
●	Approximately $2 million towards new product development.
●	Approximately $0.75 million to cover past operating losses.
●	Approximately $0.25 million for salaries and compensation, including $250,000 for deferred salaries payable to our founders.
●	Approximately $4 million, or 27% of the net proceeds, has not been allocated for any particular purpose.

If the offering size is $10 million then we estimate that the net proceeds to the issuer will be $9.1 million and we will make the following adjustments to the above uses of proceeds:

●	Approximately $5 million for expansion of our customer base through sales and marketing:
o	$3.5 million to expand our retail base.
o	$1.0 million towards television marketing costs.
o	$0.25 million for expansion of product into the United Kingdom.
o	$0.25 million for expansion of product into Australia.
●	Approximately $1.5 million towards new product development.
●	Approximately $0.5 million to cover past operating losses.
●	Approximately $0.25 million for salaries and compensation, including $250,000 for deferred salaries payable to our founders.
●	Approximately $2.75 million, or 28% of the net proceeds, has not been allocated for any particular purpose.

If the offering size is $2 million then we estimate that the net proceeds to the issuer will be $1.82 million and we will make the following adjustments to the above uses of proceeds:

●	Approximately $1 million for expansion of our customer base through sales and marketing:
●	Approximately $0.5 million to cover past operating losses.
●	Approximately $0.5 million, or 25% of the net proceeds, has not been allocated for any particular purpose.

Because the offering is a “best efforts” offering with a minimum offering size of $2,000,000, we may close the offering without sufficient funds for all the intended purposes set out above.

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Please see the table below for a summary of our intended use of proceeds from this offering:

Percent Allocation	Minimum Offering $2 Million Raise Use Category	%	$10 Million Raise Use Category	%	$15 Million Raise Use Category
37.5%	Debt Services	7.5%	Debt Services	5%	Debt Services
30%	Video Marketing	21%	Video Marketing	20%	Video Marketing
21%	Current Marketing Channels	15.8%	Current Marketing Channels	9.97%	Current Marketing Channels
11.5%	Reg A Fees	8.3%	Reg A Fees	7.03%	Reg A Fees
		5%	Software Development	8%	Software Development
		30%	Retail Expansion	30%	Retail Expansion
		2.4%	New Market Expansion	6.67%	New Market Expansion
		10%	New Product Development	13.33%	New Product Development

We reserve the right to change the above use of proceeds if our management believes it is in the best interests of the company.

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THE COMPANY’S BUSINESS

Overview

We founded the company in 2017 in order to offer a cheaper way for customers to straighten their teeth without visiting a dentist. We launched our operations in August 2017 and have since served over 11,000 customers. The company reorganized as a corporation in the State of Delaware on December 11, 2019.

We are creating a cost-effective process for straightening our customers’ teeth through the use of clear aligners sent through the mail. Our primary market is the United States. Approximately 60% of our customer base consists of women between the ages of 25 and 50.

The company is growing rapidly by expanding its customer base in the US market. We have hired key executives with scaling experience. In late 2019 we started sending a different material in our impression kits. This material improves the customer experience significantly and increases the impression success rate.

Principal Products and Services

Our principal products are our impression kit and the clear aligners that we create and send to the customer by mail.

Impressions Example	Aligner

Our services consist of analysing the customer’s teeth impressions, photos and medical history, obtaining case approval from a licensed dentist, and creating a digital preview of what the customer's straight teeth will look like at the end of treatment.

Depending on case severity, customers receive 6-30 aligner trays. Each tray is worn for 2 weeks. The entire treatment period lasts 6-15 months (10 month on average).

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After treatment is completed, Smilelove customers typically want to protect their new look and can purchase additional retainers for $99 each and our premium whitening kit for $79.99.

Market and Customers

According to the American Association of Orthodontics, of the roughly 100 million people in the United States who are dissatisfied with their smile while only about 4 million people are undergoing orthodontic treatment. 25% are adults and 70-80% of cases are treatable with aligners. We believe that the size of this addressable market will increase with decreased cost and increased accessibility.

Approximately 60 percent of our customers are women between the ages of 25 and 50. We reach and acquire our customers primarily through digital channels, via social media and Google ad campaigns. Going into 2020 we are working on expanding our audience through additional marketing channels and campaigns. Our marketing team is highly specialized in using video to acquire new customers and we plan to launch new video campaigns in early 2020.

During 2018, we had 1,864 customers. In 2019, to date, we had 13,155 customers. We have a high referral rate, with 20% of our customers being referred to us by an existing Smilelove customer. We expect that number to grow. We do not anticipate having repeat customers for our primary service. but we encourage our customers to buy the retainer subscription.

Smilelove currently provides services across the entire United States and as we grow, we plan to expand into the United Kingdom and Australia.

Competition

We distinguish ourselves from our competitors by having a clearer, more affordable product. We also pride ourselves on our customer service.

Nationally the average cost for a service like ours is $5,000 or higher. We offer the same results, with the same dental expertise for just $1,895.

However, we have a number of competitors, including SmileDirectClub, CandidCo, Byte, and Snap Correct. Smile Direct Club and CandidCo are both well funded and also have great traction. We are well-positioned to learn from their mistakes and provide a better customer experience. We offer the lowest price without sacrificing quality. Our aligners are more transparent and more durable than those of our competitors. Also, our aligners are hand-trimmed according to the customer's gum-line, which makes the aligner more comfortable and less noticeable.

Marketing

Smilelove focuses its marketing efforts on online advertising, primarily through Facebook and Google. We plan to expand our marketing campaigns to television, YouTube, and other video-based advertising networks. We will use funds from this offering to create additional video content to push through these channels. We will also use raised funds to broaden our retail presence. Our retail strategy includes having a presence in high-traffic areas and inside big-box retailers. Going into 2020 we are in final conversations with one big-box host and have started conversations with others. As of November 1, 2019, we have our first test scan center. Our retail scan centers will be in high-traffic areas to help offset online marketing costs.

Raw Materials/Suppliers

The company has been using a third-party manufacturer, DentoCorrect, as its primary supplier for design, molding, and manufacturing of the clear aligners. In September 2019, we added a backup aligner manufacturer, Voodoo Clear Aligners, which is based in Brooklyn, NY. We have a separate manufacturer for our kits. We source the materials for our impression kits, and assemble them ourselves in-house. We receive partnership offers from similar manufacturers on a regular basis and are confident that we can replace our current manufacturers with minimal adverse effect on our operations.

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Research and Development

We currently rely on our manufacturers for research and development and any improvements or alterations to our aligners and kits. We plan to internalize research and development in the future as we grow and generate additional funds.

Employees

We currently have 43 full time employees, 12 part-time employees or independent contractors that we use on a regular basis, and 3 other part-time employees/independent contractors that we use on an as-needed basis.

Regulation

All of our processes are HIPAA compliant. Each case is overseen and approved by a doctor who is licensed in the state of the patient. The manufacturing of our product is regulated by the FDA and the local dental boards regulate the licensing of dentists. HIPAA rules are promulgated by the Department of Health and Human Services.

Intellectual Property

The trademark for our company’s name, Smilelove, was registered under the registration number 5791856 with the United States Patent and Trademark Office on July 2, 2019.

Litigation

Smilelove has not been involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, the conduct of its business activities, or otherwise.

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THE COMPANY’S PROPERTY

The company does not own any physical property.

We lease our headquarters office space pursuant to a 35-month sublease with MobiChord Inc., which expires on February 28, 2022. The sublease is for the premises at 7440 South Creek Road, Sandy City, Utah 84093. The security deposit for this sublease is $9,943 and the monthly rent is $9,099, escalating to $9,943 for the last four months of the sublease.

In November 2019 we expanded into an additional space on the fourth floor of the same building and entered into a lease with CRP Investors, LLC. This lease commenced on November 1, 2019 and expires on October, 31 2024. Our security deposit for this lease is $37,779 and the monthly rent will escalate from $7,744 to $8,716.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our plan of operation and results of operations should be read in conjunction with the financial statements and related notes to the financial statements included elsewhere in this offering circular. This discussion contains forward-looking statements that relate to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include, among others, those listed under “forward-looking statements” and “risk factors” and those included elsewhere in this report.

Overview

We intend for this discussion to provide information that will assist in understanding our financial statements, the changes in certain key items in those financial statements, and the primary factors that accounted for those changes. This discussion should be read in conjunction with our financial statements and accompanying notes for the years ended December 31, 2018 and 2017, included elsewhere in this offering circular, and our unaudited financial statements and notes for the six month periods ended June 30, 2019 and 2018.

Smilelove first organized in the State of Utah on May 10, 2017 and launched its business in August 2017. The company reorganized as a corporation in the State of Delaware on December 11, 2019. The company is in an early stage of development. It earns revenues through the sale of aligners and through licensing arrangements for its intellectual property.

Smilelove is bringing the benefits of straight teeth and a confident smile by offering clear teeth aligners directly to consumers. The company is creating a cost-effective process for straightening customers’ teeth through the use of clear aligners sent through the mail. The company has developed a cheaper way for customers to straighten their teeth without visiting a dentist.

Results of Operations

The company’s gross profit for the year ended December 31, 2018 was $524,809, up from $55,716 in 2017, a 842% increase. For the six-month period ended June 30, 2019, the company’s gross profit grew to $1,055,415. Gross profit consists of sales revenue and fee revenue, less cost of goods sold. The company’s revenues were primarily derived from sales of its clear aligner products. The increase in revenues is due to growth in sales.

For direct sales, the company has two payment options: a prepaid plan and a monthly plan. Under the prepaid plan the customer pays the full amount of the impression kit and aligners up front. We recognize this revenue when the delivery of both the impression kit and the aligners occurs. If the customer chooses a monthly plan, we recognize the revenue on a monthly basis over a 12, 18, or 24-month period, starting with the delivery of the impression kit and aligners.

In August 2018, the company entered into license agreements with 11441473 BC Ltd. and Visionary Healthcare Group Limited, Hong-Kong based entities, for the use of the company's brand name to market and sell its product in Canada and Hong Kong. Under these agreements, the company receives tiered royalty fees based on the number of dental aligners sold. Royalties and software fees are recognized when the company has the right to receive payment based on the underlying contractual obligation. Royalty income is presented net of allowances.

Cost of goods primarily consists of the cost of aligner manufacturing labor and materials and impression kit material. Cost of goods sold in 2018 was $640,424, a 998% increase from the cost of goods sold of $58,311 in 2017. For the six-month period ended June 30, 2019, the company’s cost of goods sold increased to $1,587,267. These increases were primarily due to the greater volume of sales. Gross margins in 2018 were 46%, compared to 50% in 2017. At June 30, 2019, the company’s gross margin was 40%. Our gross margin increases with the reduction in impression kit inefficiencies and the greater efficiencies achieved through larger scale manufacturing, which are expected to grow. However, as the company has grown, it has provided financing options to more customers, which has had a negative impact on our gross margin over the last year.

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Our advertising expense was $765,439 and $91,604 for the years ended December 31, 2018 and 2017, respectively. As we grow the company, we have been expanding our advertising and marketing efforts. For the six-month period ending June 30, 2019, our advertising and marketing expense was $3,215,275.

As a result of the foregoing, the company generated a net loss of $588,729 for 2018 compared to a net loss of $64,492 for 2017. For the six-month period ended June 30, 2019, our net loss was 2,913,016. The increase in our net loss was due primarily to the increase in our advertising and marketing expenses as we ramp up our marketing and brand development.

Liquidity and Capital Resources

At December 31, 2018 and 2017, the company had $773,458 and $ 56,502 respectively in cash and cash equivalents. At June 30, 2019, the company’s cash on hand was $1,432,532.

Our current burn rate is $173,000 a month. We anticipate our burn rate at the time of this offering to be $65,000 per month as we continue to generate revenues from the sale of our product. We anticipate to break even in the first quarter of 2020.

In the first years of the company’s existence, we relied on initial contributions from our founders to fund the operations of the company. For instance, During the year ended December 31, 2018 and period May 10, 2017 to December 31, 2017, capital contributions from members amounted to $38,500 and 45,430, respectively. During the period January 1, 2019 to June 30, 2019, capital contributions from members amounted to $60,499. In 2018 we also received $704,406 from the sale of Crowd Notes through the SeedInvest online investment platform. Those Crowd Notes will convert into shares of the Series A Preferred Stock in this offering.

In addition to investment financing, we have been able to secure sources of credit financing. We have a $100,000 credit line with KeyBank. As of December 31, 2018, we had $30,107 payable on our bank line of credit.

The company has an unsecured line of credit that has a maximum borrowing amount of $50,000. The line of credit bears interest at 3.42% above the bank's prime rate ( 8.67% at June 30, 2019). The line of credit renews automatically and is due on demand.

We have a credit card we use that is paid off monthly. As of June 30, 2019, the balance on our credit card was $221,317. This is an American Express business card that has a credit limit of $450,000 and the usual 30 day no interest period.

In 2018, the company entered into a merchant cash advance with Shopify Capital. As of December 31, 2018, the balance related to the Shopify cash advance was $0. The company was advanced $105,000 by Shopify to purchase $117,600 of future revenue. Shopify received 17% of daily sales revenue until the full value was received.

On March 30, 2019, the Company entered into a 35-month sublease for an office space at 7440 South Creek Road, Sandy City, Utah 84093 with MobiChord Inc. The security deposit for this sublease is $9,943 and the monthly rent is $9,099, escalating to $9,943 for the last four months of the sublease.

In November 2019 we expanded into an additional space on the fourth floor of the same building and entered into a lease with CRP Investors, LLC. This lease commenced on November 1, 2019 and expires on October, 31 2024. Our security deposit for this lease is $37,779 and the monthly rent will escalate from $7,744 to $8,716.

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The company estimates that if it raises the maximum amount sought in this Offering, it could continue at its current rate of operations through 2028 without raising additional capital.

Plan of Operations

Over the next twelve months, we intend to increase marketing and improve our supply-chain logistics.

Marketing

We plan to increase our spending on advertising and marketing, including the hiring of additional customer service representatives to handle additional customers and new accounts. In addition, we plan to hire a Chief Marketing Officer who will be responsible for overseeing these efforts. We expect these additional hires to significantly increase our expenses in the short term, but lead to increased revenues.

Supply-chain

As part of securing long-term relationships and to facilitate increased production, we may acquire partial stakes in manufacturing partners. This would require a short-term cash outlay by the company and would appear on our balance sheet as an asset. However, no agreements are in place, or near completion for any such investments in our manufacturing partners.

Trend Information

We expect our gross margins to improve over the coming year as a result of a new manufacturing process and manufacturing agreements. As a result, per our updated manufacturing agreement with DentoCorrect, we expect our costs to decrease by 15% as of January 2020. We have also improved our user experience by upgrading our impression kit and adding a help line for customers. We anticipate that this update will increase usability from 50% to 80%. Our retail outlets will provide a more user friendly way for customers to provide their teeth impressions.

Relaxed Ongoing Reporting Requirements

If we become a public reporting company in the future, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

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If we become a public reporting company in the future, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we do not become a public reporting company under the Exchange Act for any reason, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our shareholders could receive less information than they might expect to receive from more mature public companies.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The company’s executive officers, directors, and significant employees are as follows:

Name	Position	Age	Term of Office (if indefinite, date appointed)	Approximate hours per week (if part-time) /full-time
Officers:
David Frazier	Chief Executive Officer and Chief Financial Officer	38	Appointed to indefinite term of office on December 11, 2019	Full-time
Spencer Grider	Chief Operating Officer and Chief Technology Officer	32	Appointed to indefinite term of office on December 11, 2019	Full-time
Directors:
David Frazier	Chief Executive Officer and Chief Financial Officer	38	Appointed to indefinite term of office on December 11, 2019
Spencer Grider	Chief Operating Officer and Chief Technology Officer	32	Appointed to indefinite term of office on December 11, 2019

David Frazier is currently our Chief Executive Officer and Chief Financial Officer. He has served in that position since 2017. Prior to joining us, David was a Vice President of Finance and Operations at Lendio from 2015 to 2017 when, as part of an executive team, he closed $20 million in a Series D funding round with several VC firms. Prior to that, he was the CFO of InXpress from 2013 to 2015. During his tenure at InXpress, revenue increased by 30% and profits increased by 50%. He holds a BA in accounting from the University of Utah.

Spencer Grider is currently our Chief Operating Officer and Chief Technology Officer. He has served in that position since 2017. Prior to that, Spencer was a Senior UX Designer at Lendio from 2014 to 2017 and at Backcountry from 2012 to 2014. He holds a B.A. in Communications (Visual) from the University of Utah.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2018 we compensated our three* highest-paid directors and executive officers as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
David Frazier	Chief Executive Officer and Chief Financial Officer	$8,750	0	$8,750
Spencer Grider	Chief Operating Officer and Chief Technology Officer	$8,750	0	$8,750

*In 2018 we had only two directors and executive officers.

For the fiscal year ended December 31, 2018, we paid our directors as a group $17,500. There are two directors in this group. We plan to increase annual compensation to $205,000 for each of our two directors.

Other than cash compensation, health benefits and stock options, no other compensation was provided to the executive officers, including in their capacity as directors of the company.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of December 11, 2019, voting securities of Smilelove that are owned by our executive officers, directors and other persons holding more than 10% of the company’s voting securities.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class (1)
Series A Preferred Stock	David Frazier 7440 Creek Road, Suite 401, Sandy, UT 84093	17,651,981 shares of Common Stock	N/A	48.8%
Series A Preferred Stock	Spencer Grider 7440 Creek Road, Suite 401, Sandy, UT 84093	17,651,981 shares of Common Stock	N/A	48.8%
Series A Preferred Stock	Directors and Officers as a Group	35,303,962 shares of Common Stock	N/A	97.67%

(1)	The final column (Percent of Class) includes a calculation of the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other people exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column will not add up to 100%.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The company has not entered into any transaction for which any officer, director, or securityholder named in this offering circular has an interest.

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DESCRIPTION OF CAPITAL STOCK

General

Smilelove is offering Series A Preferred Stock in this Offering. Smilelove has the authority to issue 81,752,000 total number of shares of all classes of stock, consisting of (a) 63,252,000 shares of Common Stock, $0.0001 per share (18,500,000 shares of which are reserved exclusively for any conversion of the Preferred Stock) and (b) 18,500,000 shares of Preferred Stock, $0.0001 per share.

The following is a summary of the rights of Smilelove’s capital stock as provided in its Certificate of Incorporation and Bylaws, which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

Common Stock

General

The voting, dividend and liquidation rights of the holders of the company’s Common Stock are subject to and qualified by the rights, powers and privileges of the holders of its Preferred Stock as set forth in the Certificate of Incorporation.

Voting Rights

Each holder of the company’s Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors.

Dividend Rights

Holders of Common Stock are entitled to receive dividends, as may be declared from time to time by the Board of Directors out of legally available funds and on a pari passu basis with holders of Series A Preferred Stock, as detailed in the company’s Certificate of Incorporation. The company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Series A Preferred Stock

Voting Rights

Each holder of Smilelove’s Series A Preferred Stock is entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible.

Election of Directors

For so long as at least twenty-five percent (25%) of the initially issued shares of Series A Preferred remain issued and outstanding, the holders of record of the shares of Series A Preferred Stock will have the right to elect one director of the Company; (ii) the holders of record of the shares of Common Stock have the right to elect two directors of the Company; and (iii) any additional directors will be elected by the affirmative vote of a majority of the Series A Preferred and Common Stock, voting together as a single class on an as-converted basis.

31

Voting Procedure

By virtue of acquiring Series A Preferred Stock, investors will have granted our Board of Directors a proxy coupled with an interest which allows the Board of Directors to vote the shares of the holders of the Series A Preferred Stock in the manner set out in our Certificate of Incorporation. Following issuance of a notice that a vote is requested of the stockholders, holders of the Series A Preferred Stock will have fourteen calendar days in which to cast a vote (the “Notice Period”). If such stockholder does not cast vote, then the Board of Directors may vote the shares of the stockholder in line with the majority of the voting Preferred Stock of the Company. In the event that less than 33% of the Preferred Stock has been voted within the Notice Period, then that notice period may be extended at first by seven calendar days, but may be extended up to twenty-one calendar days, until 33% of the Preferred Stock has been voted. Following the twenty-one day extension, the Board of Director may vote any shares that have failed to cast a vote.

Dividend Rights

Holders of Series A Preferred Stock are entitled to receive dividends, as may be declared from time to time by the Board of Directors out of legally available funds and on a pari passu basis with holders of Common Stock, as detailed in the company’s Certificate of Incorporation. The company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Conversion Rights

Shares of Series A Preferred Stock will be convertible, at the option of the holder, at any time, into fully paid and nonassessable shares of the company’s Common Stock at the then-applicable conversion rate. Initially, the conversion rate will be one share of Common Stock per share of Series A Preferred Stock. The conversion rate is subject to adjustment in the event of stock splits, reverse stock splits or the issuance of a dividend or other distribution payable in additional shares of Common Stock.

Additionally, each share of Series A Preferred Stock will automatically convert into common stock immediately prior to the closing of a firm commitment underwritten public offering, registered under the Securities Act or upon the affirmative election of the holders of a majority of the outstanding shares of Preferred Stock, voting as a single class on an as-converted basis. The shares will convert in the same manner as a voluntary conversion.

Right to Receive Liquidation Distributions

In the event of a liquidation, dissolution or winding up of the company, whether voluntary or involuntary, or certain other events (each a “Deemed Liquidation Event”) such as the sale or merger of the company, as further set forth in the second amended and restated certificate of incorporation, all holders of Series A Preferred Stock will be entitled to a liquidation preference that is senior to holders of the Common Stock. Holders of Series A Preferred Stock will receive a liquidation preference equal to the greater of (a) an amount for each share equal to the Original Issue Price for such share, adjusted for any stock dividends, combinations, splits, recapitalizations and the like (the “liquidation preference”) plus any declared but unpaid dividends with respect to such shares or (b) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution or winding up or Deemed Liquidation Event. Initially, the liquidation preferences for each share of Series A Preferred Stock will be the Original Issue Price.

If, upon such liquidation, dissolution, or winding up or Deemed Liquidation Event, the assets (or the consideration received in a transaction) that are distributable to the holders of Preferred Stock are insufficient to permit the payment to such holders of the full amount of their respective liquidation preference, then all of such funds will be distributed ratably among the holders of the Preferred Stock in proportion to the full amounts to which they would otherwise be entitled to receive.

After the payment of the full liquidation preference of the Series A Preferred Stock, the remaining assets of the company legally available for distribution (or the consideration received in a transaction), if any, will be distributed ratably to the holders of the Common Stock in proportion to the number of shares of Common Stock held by each such holder.

32

Drag Along Rights

The investors’ rights agreement that investors will execute in connection with the offering contains a “drag-along provision” related to the sale of the company. Investors who purchase Series A Preferred Stock (or who hold Common Stock issued upon the conversion of Series A Preferred Stock) agree that, if the board of directors and majority holders of other classes of stock vote in favor of a sale of the company, then such holders of Series A Preferred Stock (or Common Stock, as the case may be) will vote in favor of the transaction if such vote is solicited, refrain from exercising dissenters’ rights with respect to such sale of the company and deliver any documentation or take other actions reasonably requested by the company or the other holders in connection with the sale. Transferees of investors in this offering must agree to the terms of the drag-along provision as a condition to any transfer.

Information Rights

The company also agrees in the investors’ rights agreement to grant certain information rights to investors in this offering who invest $50,000 or more, subject to certain exceptions. For example, the company agrees to provide to such investors quarterly unaudited financial statements for each fiscal quarter of the company (except the last quarter of the company’s fiscal year), in addition to the financial information it is required to make publicly available under applicable securities laws and regulations.

Additional Rights and Participation Rights

The investors’ rights agreement that investors will execute in connection with the offering grants investors and their transferees “most favored nation” participation rights in connection with the company’s next preferred equity offering. If in its next preferred equity financing after the date that an investor executes the investors’ rights agreement (the “Next Financing”) the company issues securities that (a) have rights, preferences or privileges that are more favorable than the terms of the Series A Preferred Stock, such as price-based anti-dilution protection, or (b) provide all such future investors in the Next Financing contractual terms such as registration rights, the company agrees to provide substantially equivalent rights to the investor with respect to the Series A Preferred Stock (with appropriate adjustment for economic terms or other contractual rights), including the amount of the Series A Preferred Stock liquidating distributions, subject to the investor’s execution of any documents, including, if applicable, investor rights, co-sale, voting, and other agreements, executed by the investors purchasing securities in the Next Financing (the “Next Financing Documents”), provided that certain rights may be reserved for investors with a minimum amount of investment in the Next Financing. Upon the execution and delivery of the Next Financing Documents, the investors’ rights agreement (excluding any then-existing and outstanding obligations) will be automatically amended and restated by and into the Next Financing Documents and will be terminated and of no further force or effect. As a result, the rights of investors who participate in any Next Financing will instead be governed by the Next Financing Documents.

In the investors’ rights agreement, the company also grants investors who invest in this offering participation rights. Investors will have the right of first refusal to purchase the investor’s Pro Rata Share of any New Securities (each as defined below) that the company may from time to time issue after the date of the investors’ rights agreement. The investor will have no right to purchase any New Securities if the investor cannot demonstrate to the company’s reasonable satisfaction that the investor is at the time of the proposed issuance of New Securities eligible to purchase such New Securities under applicable securities laws. An investor’s “Pro Rata Share” means the ratio of (a) the number of shares of the company’s Common Stock issued or issuable upon conversion of the Series A Preferred Stock owned by such Investor, to (b) the number of shares of the company’s Common Stock on a fully-diluted basis, including those shares issuable upon conversion of any other class of preferred stock, outstanding warrants, options, and other convertible securities.

33

“New Securities” means any Common Stock or Preferred Stock and rights, options or warrants to purchase Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into Common Stock or Preferred Stock. “New Securities” does not include: (a) shares of Common Stock issued or issuable upon conversion of any outstanding shares of Preferred Stock; (b) shares of Common Stock or Preferred Stock issuable upon exercise of any options, warrants, or rights to purchase any securities of the Company outstanding as of the date of the subscription agreement and any securities issuable upon the conversion thereof; (c) shares of Common Stock or Preferred Stock issued in connection with any stock split or stock dividend or recapitalization; (d) shares of Common Stock (or options, warrants or rights therefor) granted or issued after the date of the subscription agreement to employees, officers, directors, contractors, consultants or advisers to, the company or any subsidiary of the company pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the company’s Board of Directors; (e) shares of the company’s Series A Preferred Stock issued in this offering; (f) any other shares of Common Stock or Preferred Stock (and/or options or warrants therefor) issued or issuable primarily for other than equity financing purposes and approved by the board of directors; and (g) shares of Common Stock issued or issuable by the company to the public pursuant to a registration statement filed under the Securities Act.

Preferred Stock Protective Provisions

For so long as at least 25% of the initially issued shares of Preferred Stock remain outstanding, written consent or affirmative vote of the holders of at least a majority of the outstanding shares of Preferred Stock, consenting, or voting separately as a single class, shall be required to: (a) adversely change rights of the Series A Preferred Stock; (b) increase or decrease the authorized number of shares of any class or series of capital stock; (c) authorize or create any new class or series of capital stock having rights, powers, or privileges that are senior to or on a parity with any series of Preferred Stock; (d) other than specified in the certificate of incorporation, redeem or repurchase any shares of Common Stock or Preferred Stock; (e) declare or pay any dividend or otherwise make a distribution to holders of Preferred Stock or Common Stock; (f) increase or decrease the number of directors of the company; (g) liquidate, dissolve, or wind-up the business and affairs of the company, effect any specified liquidation event, or consent, agree or commit to do any of the foregoing without conditioning such consent, agreement or commitment upon obtaining required approval.

34

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the SEC. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due in September of each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 shareholders of record and have filed at least one Form 1-K.

We may supplement the information in this Offering Circular by filing a Supplement with the Commission. We hereby incorporate by reference into this Offering Circular all such Supplements, and the information on any Form 1-K, 1-SA or 1-U filed after the date of this Offering Circular.

All these filings will be available on the Commission’s EDGAR filing system. You should read all the available information before investing.

35

AUDITED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED DECEMBER 31, 2018 AND 2017

36

SMILELOVE LLC

FINANCIAL STATEMENTS

December 31, 2018 and 2017

C O N T E N T S

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Members
of Smilelove LLC

We have audited the accompanying financial statements of Smilelove LLC (“the Company”), which comprise the balance sheets as of December 31, 2018 and 2017, and the related statements of operations and changes in members’ equity, and cash flows for the year ended December 31, 2018 and for the period of May 10, 2017 to December 31, 2017, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows , and cash flows for the year ended December 31, 2018 and for the period of May 10, 2017 to December 31, 2017 in accordance with accounting principles generally accepted in the United States of America.

3

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As disclosed in Note 6 of the financial statements, the Company has not yet generated profits and has an accumulated deficit. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Spokane, Washington

December 6, 2019

4

SMILELOVE LLC

BALANCE SHEETS

December 31, 2018 and 2017

	2018	2017
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$773,458	$56,502

Trade receivables
Trade accounts	73,572	32,722
Less allowance for doubtful accounts	(18,393)	(8,181)
	55,179	24,541
Inventories	17,202	14,207
Prepaid expenses	-	6,701
TOTAL CURRENT ASSETS	845,839	101,951

DEPOSIT	1,700	1,700

TOTAL ASSETS	847,539	$103,651
LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$181,283	$62,657
Accrued expenses	25,383	-
Bank line of credit payable	30,107	-
Deferred revenue	532,922	60,056
Accrued interest	2,935	-
Other payables	7	-
TOTAL CURRENT LIABILITIES	772,637	122,713

CONVERTIBLE LONG-TERM NOTES, NET OF DEBT ISSUANCE COSTS OF $60,213 and $0, respectively	644,193	-
TOTAL LIABILITIES	1,416,830	122,713
COMMITMENTS AND CONTINGENCIES	-	-

MEMBERS' EQUITY (DEFICIT)	(569,291)	(19,062)

TOTAL LIABILITIES AND MEMBERS' EQUITY	$847,539	$103,651

The accompanying notes are an integral part of the financial statements.

5

SMILELOVE LLC

STATEMENTS OF OPERATIONS AND MEMBERS' EQUITY

For the year ended December 31, 2018 and period May 10, 2017

(inception) to December 31, 2017

	2018	2017
INCOME
Sales	$1,149,221	$112,277
Fee revenue	16,012	1,750
Cost of goods sold	(640,424)	(58,311)
GROSS PROFIT	524,809	55,716
EXPENSES
Advertising	765,439	91,604
Salaries and wages	153,805	-
Rent	33,947	-
General and administrative	153,041	28,604
TOTAL EXPENSES	(1,106,232)	(120,208)
OPERATING LOSS	(581,423)	(64,492)
OTHER INCOME (EXPENSE)
Interest expense	(26,881)	-
Royalty and software fee income	19,575	-
	(7,306)	-
NET LOSS	(588,729)	(64,492)

MEMBERS' EQUITY (DEFICIT)
Balance - beginning of year	(19,062)	-
Member contributions	38,500	45,430

Balance - end of year	$(569,291)	$(19,062)

The accompanying notes are an integral part of the financial statements.

6

SMILELOVE LLC

STATEMENT OF CASH FLOWS

For the year ended December 31, 2018 and the period May 10, 2017

(inception) to December 31, 2017

	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(588,729)	$(64,492)

Adjustments to reconcile net loss to net cash flows from operating activities:
Bad debts	21,909	8,181
Amortization of debt issuance costs	2,618	-

Changes in operating assets and liabilities:
Accounts receivable	(52,547)	(32,722)
Prepaid expenses	6,701	(6,701)
Inventories	(2,995)	(14,207)
Deposit	-	(1,700)
Accounts payable	118,626	62,657
Accrued expenses	25,389	-
Deferred revenue	475,801	60,056
Net cash flows from operating activities	6,773	11,072

CASH FLOWS FROM FINANCING ACTIVITIES
Change in line of credit	30,107	-
Debt issuance costs	(62,830)	-
Proceeds on convertible notes	704,406	-
Member contributions	38,500	45,430
Net cash flows from financing activities	710,183	45,430
NET INCREASE IN CASH AND CASH EQUIVALENTS	716,956	56,502
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	56,502	-
CASH AND CASH EQUIVALENTS AT END OF YEAR	$773,458	$56,502

SUPPLEMENTAL INFORMATION:
Cash paid for interest	$27,198	$-

The accompanying notes are an integral part of the financial statements.

7

SMILELOVE LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2018 and 2017

NOTE 1 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity

SmileLove LLC ("the Company") is a limited liability company organized on May 10, 2017 under the laws of the State of Utah, and is headquartered in Salt Lake City, Utah. The Company is creating a cost-effective process for straightening customers teeth through the use of clear aligners sent through the mail. The Company has developed a cheaper way for customers to straighten their teeth without visiting a dentist.

Accounting Principles

The Company's accounting policies conform to accounting principles generally accepted in the United States of America (GAAP).

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash equivalents are generally comprised of certain highly liquid investments with maturities of three months or less at the date of purchase.

Trade Accounts Receivable

Trade accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of the individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable. As of December 31, 2018 and 2017, the valuation allowance was $18,393 and $8,181, respectively.

Concentrations of Credit Risk

The Company's financial instruments that may be exposed to concentrations of credit risk consist primarily of temporary cash investments.

The Company maintains its cash balances at a financial institution. At times such investments may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash.

8

SMILELOVE LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2018 and 2017

NOTE 1 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONTINUED)

Inventories

Inventories consist of raw materials for impression kits. Inventories are stated at the lower of cost or market value and is accounted for using the first-in-first-out method ("FIFO"), The Company analyzes inventory for slow moving or obsolete items and records an impairment and obsolescence reserve against inventory as deemed necessary. As of December 31, 2018 and 2017, there were no such impairments.

Fair Value of Financial Instruments

Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value:

•	Level 1 inputs are quoted prices for identical assets and liabilities in active markets.

•	Level 2 inputs are observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets or quoted prices for identical or similar assets and liabilities in markets that are not active.

•	Level 3 inputs are unobservable inputs that reflect the Company's own assumptions, consistent with reasonably available assumptions made by other market participants.

Debt issuance costs

Debt issuance costs are amortized over the expected term of the associated liability using the straight line method which approximates the effective interest method.

Deferred Revenue

Deferred revenue consists of cash received from customers for the prepayment of impression kits and aligners to be delivered by the Company. Revenue from these purchases are recognized upon delivery of the aligners to the customers.

Income Taxes

The Company has elected to be taxed as a partnership under the Internal Revenue Code and, accordingly, no provision for income taxes has been included in these financial statements.

Members' Equity

The operating agreement provides for realized profits and losses to be allocated pro rata according to the respective capital account balances. The members are not personally liable for any obligations of the Company and have no obligation to make contributions to the Company in excess of their respective capital commitments as specified in the operating agreement.

9

SMILELOVE LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2018 and 2017

NOTE 1 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONTINUED)

Revenue Recognition

The Company recognizes revenue on sales of its aligners only when all of the following criteria have been met: Persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the fee for the arrangement is fixed or determinable; and collectability is reasonably assured. The Company recognizes revenue primarily through two payment options: (1) prepaid plan or (2) monthly plan. Under the prepaid plan the customer pays the full amount of the impression kit and aligners up front, which is then recorded as deferred revenue until delivery of both the impression kit and the aligners, at which time revenue is recognized. Under the monthly plan, revenue is recognized, and recorded as receivable, upon delivery of impression kit and aligners and the customer makes equal monthly payments over either 12, 18, or 24-month periods. Returns are recognized on the date the returned inventory is received by the Company.

In August 2018, the Company entered into license agreements with 11441473 BC Ltd. and Visionary Healthcare Group Limited for the use of the Company's intellectual property to market and sell the Company's product in Canada and Hong Kong in return for tiered royalty fees based off dental aligners sold. Royalties and software fees are recognized when the Company has the right to receive payment based on the underlying contractual obligation. Royalty income is presented net of allowances.

Shipping and Handling Costs

Shipping and handling expenses for products shipped to customers are included in cost of goods sold.

Advertising and Promotion

All costs associated with advertising and promoting the Company's goods and services are expensed in the year incurred. Advertising expense totaled $765,439 and $91,604 for the years ended December 31, 2018 and 2017, respectively.

10

SMILELOVE LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2018 and 2017

NOTE 1-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONTINUED)

Recently Issued Accounting Standards

In May 2014, the FASB issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in accounting principles generally accepted in the United States when it becomes effective. The new standard is effective for fiscal years beginning after December 15, 2018. Early application is permitted only as of annual reporting periods beginning after December 15, 2016. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that ASU 2014-09 will have on its financial statements and related disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases, which requires a lessee to recognize substantially all leases (whether operating or finance leases) on the balance sheet as a right-of -use asset and an associated lease liability. Short-term leases of 12 months or less are excluded from this amendment. For leases defined as finance leases under the new standard, the lessee subsequently recognizes interest expense and amortization of the right of use asset, similar to accounting for capital leases under current guidance. For leases defined as operating leases under the new standard, the lessee subsequently recognizes straight-line lease expense over the life of the lease. The guidance is to be applied using a modified retrospective transition method with the option to elect a package of practical expedients. This new standard is effective for fiscal years beginning after December 15, 2020, and early adoption is permitted. The adoption of this ASU will result in an increase to the Company’s balance sheet for lease liabilities and right-of-use assets, which has not yet been quantified. The Company is evaluating the impact of this ASU on its financial statements and related disclosures.

Risks and Uncertainties

The Company currently utilizes a single third-party manufacturer for design, molding, and manufacturing of the Company's primary product. The loss of this manufacturer could have significant adverse effect on the Company's operations. The Company is currently entertaining offers from other third-party manufacturers, however, no manufacturing agreement has been executed as of the report date.

11

SMILELOVE LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2018 and 2017

NOTE 1 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONTINUED)

Subsequent Events

Management of the Company has evaluated subsequent events through December 6, 2019, which is also the date the financial statements were available to be issued. No subsequent events were noted during this evaluation that require recognition or disclosure in these financial statements besides those outlined in Note 7.

NOTE 2 -	OTHER CURRENT LIABILITIES

The Company has an unsecured line of credit that has a maximum borrowing amount of $50,000. The line of credit bears interest at 3.42% above the bank’s prime rate (8.42% at December 31, 2018). The line of credit renews automatically and is due on demand.

In 2018, the Company entered into a merchant cash advance with Shopify Capital. The Company was advanced $105,000 by Shopify to purchase $117,600 of future revenue. Shopify received 17% of daily sales revenue until the full value was received. As of December 31, 2018, the balance related to the Shopify was $0.

NOTE 3 -	CONVERTIBLE LONG-TERM NOTES

During 2018, the Company raised debt (Crowd Notes) in the amount of $704,406 which accrues interest at 5% annually, compounded quarterly. As of December 31, 2018, accrued interest was $2,935. Principal and interest are due on the maturity date of December 2020. As of December 31, 2018, total unamortized debt issuance costs in the amount of $60,213 were included as a reduction in the balance of the Crowd Note.

The Crowd Notes convert to member units in the following circumstances: a) If a “corporate transaction” (such as the sale of the Company) occurs prior to a qualified equity financing which is a preferred stock financing raising of not less than $1,000,000). b) Once a “qualified equity financing” occurs, the notes thereafter will automatically convert into the shares of preferred stock sold in the qualified equity financing. c) If the maturity date is reached, the note holders will have the option, by decision of the majority outstanding note holders, to convert into the Company’s most senior class of preferred stock, and if no preferred stock has been issued, then shares of the Company’s common stock.

12

SMILELOVE LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2018 and 2017

NOTE 3 -	CONVERTIBLE LONG-TERM NOTES (CONTINUED)

The price at which the Crowd Notes will convert with a discount of 20% to the price in the qualified equity financing, subject to a $9,000,000 valuation cap, if the conversion takes place after the qualified equity financing; if conversion takes place prior to a qualified equity financing due to a corporate transaction, the greater of the outstanding principal of the Crowd Notes plus accrued unpaid interest, or the amount of member units the Crowd Notes would convert into under the valuation cap; or If conversion takes place prior to a qualified equity financing because the maturity date has been reached, subject to a $9,000,000 valuation cap. The Crowd Notes would convert to member units upon conversion.

Until the earlier of the qualified equity financing or the corporate transaction, the Crowd Note accrues an annual interest rate of 5%, compounded quarterly. The securities into which the Crowd Notes in this Offering will convert will have more limited voting and information rights than those to be issued to Major Investors on conversion.

	2018	2017
Crowd Notes	$704,406	$-
Net unamortized debt issuance costs	(60,213)	-
Convertible long-term note net of unamortized debt issuance costs, excluding current portion	$644,193	$-

Aggregate maturities of the convertible long-term notes in each of the next five years are as follows:

2019	$-
2020	704,406
2021	-
2022	-
2023	-
Thereafter	-

$704,406

NOTE 4 -	MEMBERS' EQUITY

During the year ended December 31, 2018 and period May 10, 2017 to December 31, 2017, capital contributions from members amounted to $38,500 and 45,430, respectively.

13

SMILELOVE LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2018 and 2017

NOTE 5 -	OPERATING LEASES

The Company leases office space under a month-to-month operating lease. Total rent expense for the years ended December 31, 2018 and 2017 was $33,947 and $0, respectively. Future rental payments related to Note 7 are as follows:

2019	$79,181
2020	93,392
2021	96,190
2022	99,072
2023	102,042
Thereafter	87,160

$557,037

NOTE 6 -	GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses from inception of approximately $653,221 which, among other factors, raises substantial doubt about the Company's ability to continue as a going concern for the 12 months from the report date. The ability of the Company to continue as a going concern is dependent upon management's plans to raise additional capital through member contributions or from the issuance of debt, its ability to commence profitable sales of its flagship product, and its ability to generate sufficient positive operational cash flow. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern.

NOTE 7-	SUBSEQUENT EVENT

On March 30, 2019, the Company entered into a sub-lease for an office space which required monthly payments of $9,099. In October, the sub-lease was terminated and a new lease was signed with the landlord of the same property. The lease requires a $37,779 security deposit with escalating monthly payments from $7,744 to $8,716 due until October 2024 which are included in Note 4.

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UNAUDITED FINANCIAL STATEMENTS

FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2019

SMILELOVE LLC

FINANCIAL STATEMENTS

June 30, 2019

C O N T E N T S

SMILELOVE LLC

BALANCE SHEET

June 30, 2019

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,432,532
Trade receivables
Trade accounts	179,367
Less allowance for doubtful accounts	(24,390)
154,977
Inventories	47,429
Prepaid expenses	148,751
TOTAL CURRENT ASSETS	1,783,689
DEPOSIT	9,943
TOTAL ASSETS	$1,793,632
LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$560,545
Accrued expenses	99,963
Deferred revenue	3,874,303
Accrued interest	20,729
TOTAL CURRENT LIABILITIES	4,555,540
CONVERTIBLE LONG-TERM NOTES, NET OF DEBT ISSUANCE COSTS OF $44,505	659,900
TOTAL LIABILITIES	5,215,440
COMMITMENTS AND CONTINGENCIES	-
MEMBERS' EQUITY (DEFICIT)	(3,421,808)
TOTAL LIABILITIES AND MEMBERS' EQUITY	$1,793,632

The accompanying notes are an integral part of the financial statements.

See accountants' report.

3

SMILELOVE LLC

STATEMENT OF OPERATIONS AND MEMBERS' EQUITY

For the period January 1, 2019 to June 30, 2019

INCOME
Sales	$2,642,682
Cost of goods sold	(1,587,267)
GROSS PROFIT	1,055,415
EXPENSES
Advertising	3,215,275
Salaries and wages	475,124
Rent	47,047
General and administrative	251,668
TOTAL EXPENSES	(3,989,114)
OPERATING LOSS	(2,933,699)
OTHER INCOME (EXPENSE)
Interest income	18,727
Interest expense	(33,909)
Royalty and software fee income	35,865
20,683
NET LOSS	(2,913,016)
MEMBERS' EQUITY (DEFICIT)
Balance - beginning of year	(569,291)
Member contributions	60,499
Balance - end of year	$(3,421,808)

The accompanying notes are an integral part of the financial statements.

See accountants' report.

4

SMILELOVE LLC

STATEMENT OF CASH FLOWS

For the period January 1, 2019 to June 30, 2019

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,913,016)

Adjustments to reconcile net loss to net cash flows from operating activities:
Bad debts	6,450
Amortization of debt issuance costs	15,707

Changes in operating assets and liabilities:
Accounts receivable	(106,248)
Prepaid expenses	(148,751)
Inventories	(30,227)
Deposit	(8,243)
Accounts payable	379,262
Accrued expenses	74,573
Deferred revenue	3,359,175
Net cash flows from operating activities	628,682

CASH FLOWS FROM FINANCING ACTIVITIES

Change in line of credit	(30,107)
Member contributions	60,499
Net cash flows from financing activities	30,392

NET INCREASE IN CASH AND CASH EQUIVALENTS	659,074
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	773,458
CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,432,532

The accompanying notes are an integral part of the financial statements.

See accountants' report.

5

SMILELOVE LLC

NOTES TO FINANCIAL STATEMENTS

June 30, 2019

NOTE 1 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity

SmileLove LLC ("the Company") is a limited liability company organized on May 10, 2017 under the laws of the State of Utah, and is headquartered in Salt Lake City, Utah. The Company is creating a cost-effective process for straightening customers teeth through the use of clear aligners sent through the mail. The Company has developed a cheaper way for customers to straighten their teeth without visiting a dentist.

Accounting Principles

The Company's accounting policies conform to accounting principles generally accepted in the United States of America (GAAP).

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash equivalents are generally comprised of certain highly liquid investments with maturities of three months or less at the date of purchase.

Trade Accounts Receivable

Trade accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of the individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable. As of June 30, 2019 the valuation allowance was $24,390.

Concentrations of Credit Risk

The Company's financial instruments that may be exposed to concentrations of credit risk consist primarily of temporary cash investments.

The Company maintains its cash balances at a financial institution. At times such investments may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash.

6

SMILELOVE LLC

NOTES TO FINANCIAL STATEMENTS

June 30, 2019

NOTE 1 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Inventories

Inventories consist of raw materials for impression kits. Inventories are stated at the lower of cost or market value and is accounted for using the first-in-first-out method ("FIFO"), The Company analyzes inventory for slow moving or obsolete items and records an impairment and obsolescence reserve against inventory as deemed necessary. As of June 30, 2019 there were no such impairments.

Fair Value of Financial Instruments

Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value:

•	Level 1 inputs are quoted prices for identical assets and liabilities in active markets.

•	Level 2 inputs are observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets or quoted prices for identical or similar assets and liabilities in markets that are not active.

•	Level 3 inputs are unobservable inputs that reflect the Company's own assumptions, consistent with reasonably available assumptions made by other market participants.

Debt Issuance Costs

Debt issuance costs are amortized over the expected term of the associated liability using the straight line method which approximates the effective interest method.

Deferred Revenue

Deferred revenue consists of cash received from customers for the prepayment of impression kits and aligners to be delivered by the Company. Revenue from these purchases are recognized upon delivery of the aligners to the customers.

Income Taxes

The Company has elected to be taxed as a partnership under the Internal Revenue Code and, accordingly, no provision for income taxes has been included in these financial statements.

Members' Equity

The operating agreement provides for realized profits and losses to be allocated pro rata according to the respective capital account balances. The members are not personally liable for any obligations of the Company and have no obligation to make contributions to the Company in excess of their respective capital commitments as specified in the operating agreement.

7

SMILELOVE LLC

NOTES TO FINANCIAL STATEMENTS

June 30, 2019

  NOTE 1 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

The Company recognizes revenue on sales of its aligners only when all of the following criteria have been met: Persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the fee for the arrangement is fixed or determinable; and collectability is reasonably assured. The Company recognizes revenue primarily through two payment options: (1) prepaid plan or (2) monthly plan. Under the prepaid plan the customer pays the full amount of the impression kit and aligners up front, which is then recorded as deferred revenue until delivery of both the impression kit and the aligners, at which time revenue is recognized. Under the monthly plan, revenue is recognized, and recorded as receivable, upon delivery of impression kit and aligners and the customer makes equal monthly payments over either 12, 18, or 24-month periods. Returns are recognized on the date the returned inventory is received by the Company.

In August 2018, the Company entered into license agreements with 11441473 BC Ltd. and Visionary Healthcare Group Limited for the use of the Company's intellectual property to market and sell the Company's product in Canada and Hong Kong in return for tiered royalty fees based off dental aligners sold. Royalties and software fees are recognized when the Company has the right to receive payment based on the underlying contractual obligation. Royalty income is presented net of allowances.

Shipping and Handling Costs

Shipping and handling expenses for products shipped to customers are included in cost of goods sold.

Advertising and Promotion

All costs associated with advertising and promoting the Company's goods and services are expensed in the year incurred. Advertising expense totaled $3,215,275 for the period January 1, 2019 to June 30, 2019

Recently Issued Accounting Standards

In May 2014, the FASB issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in accounting principles generally accepted in the United States when it becomes effective. The new standard is effective for fiscal years beginning after December 15, 2018. Early application is permitted only as of annual reporting periods beginning after December 15, 2016. The standard permits the use of either the retrospective or cumulative effect transition method. The Company's adoption of the standard had no significant impact on the financial statements or disclosures.

8

SMILELOVE LLC

NOTES TO FINANCIAL STATEMENTS

June 30, 2019

NOTE 1 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recently Issued Accounting Standards (Continued)

In February 2016, the FASB issued ASU 2016-02, Leases, which requires a lessee to recognize substantially all leases (whether operating or finance leases) on the balance sheet as a right-of-use asset and an associated lease liability. Short-term leases of 12 months or less are excluded from this amendment. For leases defined as finance leases under the new standard, the lessee subsequently recognizes interest expense and amortization of the right of use asset, similar to accounting for capital leases under current guidance. For leases defined as operating leases under the new standard, the lessee subsequently recognizes straight-line lease expense over the life of the lease. The guidance is to be applied using a modified retrospective transition method with the option to elect a package of practical expedients. This new standard is effective for fiscal years beginning after December 15, 2020, and early adoption is permitted. The adoption of this ASU will result in an increase to the Company’s balance sheet for lease liabilities and right-of-use assets, which has not yet been quantified. The Company is evaluating the impact of this ASU on its financial statements and related disclosures.

Risks and Uncertainties

The Company currently utilizes a single third-party manufacturer for design, molding, and manufacturing of the Company's primary product. The loss of this manufacturer could have significant adverse effect on the Company's operations. The Company is currently entertaining offers from other third-party manufacturers, however, no manufacturing agreement has been executed as of the report date.

Subsequent Events

Management of the Company has evaluated subsequent events through December 16, 2019, which is also the date the financial statements were available to be issued. No subsequent events were noted during this evaluation that require recognition or disclosure in these financial statements besides those outlined in Note 7.

NOTE 2 -LINE OF CREDIT

The Company has an unsecured line of credit that has a maximum borrowing amount of $50,000. The line of credit bears interest at 3.42% above the bank's prime rate (8.67% at June 30, 2019). The line of credit renews automatically and is due on demand.

NOTE 3 -CONVERTIBLE LONG-TERM NOTES

During 2018, the Company raised debt (Crowd Notes) in the amount of $704,406 which accrues interest at 5% annually, compounded quarterly. As of June 30, 2019, accrued interest was $20,729. Principal and interest are due on the maturity date of December 2020. As of June 30, 2019, total unamortized debt issuance costs in the amount of $44,505 were included as a reduction in the balance of the Crowd Note.

9

SMILELOVE LLC

NOTES TO FINANCIAL STATEMENTS

June 30, 2019

NOTE 3 -CONVERTIBLE LONG-TERM NOTES (CONTINUED)

The Crowd Notes convert to member units in the following circumstances: a) If a "corporate transaction" (such as the sale of the Company) occurs prior to a qualified equity financing which is a preferred stock financing raising of not less than $1,000,000). b) Once a "qualified equity financing" occurs, the notes thereafter will automatically convert into the shares of preferred stock sold in the qualified equity financing. c) If the maturity date is reached, the note holders will have the option, by decision of the majority outstanding note holders, to convert into the Company’s most senior class of preferred stock, and if no preferred stock has been issued, then shares of the Company’s common stock.

The price at which the Crowd Notes will convert with a discount of 20% to the price in the qualified equity financing, subject to a $9,000,000 valuation cap, if the conversion takes place after the qualified equity financing; if conversion takes place prior to a qualified equity financing due to a corporate transaction, the greater of the outstanding principal of the Crowd Notes plus accrued unpaid interest, or the amount of member units the Crowd Notes would convert into under the valuation cap; or If conversion takes place prior to a qualified equity financing because the maturity date has been reached, subject to a $9,000,000 valuation cap. The Crowd Notes would convert to member units upon conversion.

Until the earlier of the qualified equity financing or the corporate transaction, the Crowd Notes accrues an annual interest rate of 5%, compounded quarterly. The securities into which the Crowd Notes in this Offering will convert will have more limited voting and information rights than those to be issued to Major Investors on conversion.

NOTE 4 -MEMBERS' EQUITY

During the period January 1, 2019 to June 30, 2019, capital contributions from members amounted to $60,499.

NOTE 5 -OPERATING LEASES

The Company leases office space under a month-to-month operating lease. Total rent expense for the period January 1, 2019 to June 30, 2019 was $47,047. Future rental payments related to Note 7 are as follows:

2020	$98,348
2021	94,784
2022	97,624
2023	100,548
2024	103,572
Thereafter	34,864
$529,740

10

SMILELOVE LLC

NOTES TO FINANCIAL STATEMENTS

June 30, 2019

NOTE 6 -GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses from inception of approximately $3,566,000 which, among other factors, raises substantial doubt about the Company's ability to continue as a going concern for the 12 months from the report date. The ability of the Company to continue as a going concern is dependent upon management's plans to raise additional capital through member contributions or from the issuance of debt, its ability to commence profitable sales of its flagship product, and its ability to generate sufficient positive operational cash flow. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern.

NOTE 7 -SUBSEQUENT EVENT

In October 2019, a new lease was signed for new office space. The lease requires a $37,779 security deposit with escalating monthly payments from $7,744 to $8,716 due until October 2024 which are included in Note 5.

On December 11, 2019 the company converted from a Utah LLC to a Delaware Corporation.

11

PART III

INDEX TO EXHIBITS

1.1 Issuer Agreement with SI Securities, LLC

2.1 Certificate of Incorporation

2.2 Bylaws

3.1 Investors’ Rights Agreement

4.1 Form of Subscription agreement

8.1 Form of Escrow Agreement

11.1 Consent of Independent Auditor

12.1 Opinion of CrowdCheck Law LLP*

* To be filed by amendment

38

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sandy, State of Utah, on December 26, 2019.

SMILELOVE CORP.

/s/ David Frazier
By David Frazier, Chief Executive Officer

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ David Frazier
David Frazier, Director, Chief Executive Officer, Principal Financial Officer and Principal Accounting Officer
Date: December 26, 2019

/s/ Spencer Grider
Spencer Grider, Chief Operating Officer and Chief Technology Officer
Date: December 26, 2019

39